SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Schedule 13G
Under the Securities Exchange Act of 1934

Renaissance Learning, Inc.
-------------------------------------
(Name of Issuer)

Common Stock, $.01 par value
---------------------------------------
(Title of Class of Securities)

75968L105
---------------------------------------
(CUSIP Number)

December 31, 2009
---------------------------------------
(Date of Event Which Requires Filing of this Amendment)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)
[X]

Rule 13d-1(c)
[   ]

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Schedule 13G

CUSIP No. 75968L105

1.

NAME OF REPORTING PERSON

Louis S. Harrison

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]
(b)  [   ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

2,000,000*

6.

SHARED VOTING POWER

N/A

7.

SOLE DISPOSITIVE POWER

2,000,000*

8.

SHARED DISPOSITIVE POWER

N/A

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,000,000*

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.8%

12.

TYPE OF REPORTING PERSON

IN

*

These shares are held in a trust established by Terrance D. Paul for the benefit of certain Paul family members and for which Mr. Harrison serves as the sole trustee.

Schedule 13G

ITEM 1(a).

NAME OF ISSUER

Renaissance Learning, Inc.

ITEM 1(b).

ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

2911 Peach Street
Wisconsin Rapids, Wisconsin  54995-8036

ITEM 2(a).

NAME OF PERSON FILING

Louis S. Harrison

ITEM 2(b).

ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

333 West Wacker Drive, Suite 1700

Chicago, IL 60606-1247

ITEM 2(c).

CITIZENSHIP

U.S.A.

ITEM 2(d).

TITLE OF CLASS OF SECURITIES

Common Stock, $.01 par value

ITEM 2(e).

CUSIP NUMBER

75968L105

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)

[  ]

Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)

[  ]

Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)

[  ]

Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)

[  ]

Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)

[  ]

An investment adviser in accordance with Section 13d-1(b)(1)(ii)(E);

(f)

[  ]

An employee benefit plan or endowment fund in accordance with Section 13d-1(b)(1)(ii)(F);

(g)

[  ]

A parent holding company or control person in accordance with Section 13d-1(b)(1)(ii)(G);

(h)

[  ]

A savings association defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

[  ]

A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[  ]

A non-U.S. institution  in accordance with Section 13d-1(b)(1)(ii)(J);

(k)

[  ]

Group, in accordance with Section 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 13d-1(b)(1)(ii)(J), please specify the type of institution:

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ITEM 4.

OWNERSHIP

(a)

Amount beneficially owned:  2,000,000*

(b)

Percent of class:  6.8%

(c)

Number of shares as to which such person has:

(i)

sole power to vote or to direct the vote:  2,000,000*

(ii)

shared power to vote or to direct the vote:  N/A

(iii)

sole power to dispose or to direct the disposition of:  2,000,000*

(iv)

shared power to dispose or to direct the disposition of:  N/A

*

These shares are held in a trust established by Terrance D. Paul for the benefit of certain Paul family members and for which Mr. Harrison serves as the sole trustee.

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

N/A

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10.

CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of the 10th day of February, 2010.

/s/ Louis S. Harrison

Louis S. Harrison

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